Exhibit 10.58

[CONSOL Energy Letterhead]

February 11, 2005

Jerry Richey, Esq.

439 Austin Avenue

Mt. Lebanon, PA 15243

Dear Jerry:

I am pleased to extend an offer to you for the position of Vice President and General Counsel with CONSOL Energy Inc. The terms of the offer are as follows:

1.	Position	Vice President and General Counsel

2.	Base Salary	$280,000 Annually

3.	Annual Incentive Compensation Opportunity	50% of Base Annual Salary The current formula to determine Annual incentive Compensation award is; Base Annual Salary (X) Annual Incentive Compensation (X) Company Performance (range is 0% to 150%) (X) Individual Performance (range is 0% to 130%)

4.	Vehicle Allowance	$1,050 Per Month

5.	Long Term Incentive Compensation (“LTIC”)	Participation in CONSOL Energy’s LTIC with an initial grant of $300,000 in the form of Stock Options and Restricted Stock Units

6.	Vacation	Five weeks per year

7.	Term of Employment	Two years guaranteed employment through March 1, 2007, subject to termination only for gross Misconduct.

8.	Severance Pay	In addition to all salary, compensation and benefits due for remaining term, one year’s severance pay, including continued vesting of LTIC and Incentive Pay as defined in existing standard form of Change in Control Severance Agreement for any involuntary termination other than gross misconduct occurring during or after expiration of Term. In order to receive the severance payment, must sign a general release of all claims in a form acceptable to CONSOL Energy.

9.	Salary Continuance	Will participate at the highest amount of salary continuance plan benefits, currently 13 weeks at full base salary, and 39 weeks at 75% base salary

10	Change of Control	Will receive standard Change of Control Severance Agreement. If entitled to receive Compensation and Benefits Upon Involuntary Termination Associated with a Change of Control, then terms of Change in Control Severance Agreement supercede the terms of this letter agreement regarding severance pay.

Please accept this offer by signing both copies of this letter, and returning one signed copy to my attention. The other copy is for your records.

I look forward to you joining our management team and welcome your contributions to CONSOL Energy’s success.

Sincerely

/s/ J. Brett Harvey
President and Chef Executive Officer

Agreed to as of this 14th day of February 2005

/s/ Jerry Richey
Jerry Richey